Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CARIB LATAM HOLDINGS, INC.

a Puerto Rico corporation

(the “Corporation”)

(Adopted as of April 13, 2012)

CERTIFICATE OF INCORPORATION

OF

CARIB LATAM HOLDINGS, INC.

THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporations Law of the Commonwealth of Puerto Rico of 2009, as the same exists or may hereafter be amended from time to time (the “General Corporations Law”), hereby adopts the following Certificate of Incorporation (this “Certificate”) for such corporation:

ARTICLE I

NAME

The name of the corporation is Carib Latam Holdings, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The nature of the business of the corporation, to the extent permitted by applicable law, will be to invest, acquire, maintain, hold, re-invest, transact, sell, exchange, pledge, assign, transfer, convey, deal in shares, private or public, equity, participations and other interests in any entity, corporation, partnership, limited liability companies, limited liability partnerships, and other forms of legal entities, and any other lawful business authorized by the General Corporations Law and other applicable laws.

ARTICLE III

REGISTERED AGENT

The street address of the registered office of the Corporation in Puerto Rico is Carretera 176, Km. 1.3, Cupey Bajo, San Juan, Puerto Rico 00926, and the name of the Corporation’s initial resident agent at such address is Carib Latam Holdings, Inc.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 104,000,000 shares, consisting of 103,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and subject to Section 4.2 hereof, 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The Common Stock shall be divided into two classes as follows: (i) Class A Common Stock, of which the Corporation shall have the authority to issue 99,000,000 shares (collectively, the “Class A Common Stock”); and (ii) Class B Non-Voting Common Stock, of which the Corporation shall have the authority to issue 4,000,000 shares (collectively, the “Class B Non-Voting Common Stock”). In accordance with Article 8.02(B)(2) of the General Corporations Law, the number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not to less than the number of shares then outstanding) by (a) the affirmative vote of holders of a majority of the Class A Common Stock of the Corporation entitled to vote and (b) (1) prior to the initial Qualified Public Offering, for so long as any Principal Stockholder beneficially owns, together with its Affiliates, at least 10% of the Class A Common Stock then outstanding, the written consent of such Principal Stockholder and (2) following the initial Qualified Public Offering, for so long as any Principal Stockholder beneficially owns, together with its Affiliates, at least 20% of the Class A Common Stock then outstanding, the written consent of such Principal Stockholder. The powers, preferences and relative, participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are set forth in this ARTICLE IV.

Section 4.2 Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”), and, the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions, provided that no such series of preferred may be authorized, and no such Shares of Preferred Stock may be issued, without the prior approval of the terms of the Preferred Stock Designation and of the terms of the issuance by at least one Director nominated by each Principal Stockholder whose Proportionate Percentage is 10% or more and who has the right to nominate a Director pursuant to Section 2 of the Stockholder Agreement.

Section 4.3 Common Stock.

(a) Class A Common Stock. The holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Class A Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Class A Common Stock shall have the exclusive right to vote for the election of Directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Class A Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation).

(b) Class B Non-Voting Common Stock. The Class B Non-Voting Common Stock shall be identical to shares of the Class A Common Stock in every respect, and the rights and privileges of the holders thereof shall be identical (including with respect to dividends and distributions) and shall include all the rights and privileges of holders of shares of Class A Common Stock under the General Corporations Law, except that (i) the holders of shares of Class B Non-Voting Common Stock shall not, by virtue of holding such shares, have any right to vote on any matter voted on by the stockholders of the Corporation and (ii) the shares of Class B

Non-Voting Common Stock shall be convertible into Class A Common Stock as set forth in Section 4.3(c) and Section 4.3(d). The voting power for the election of Directors, and for all other purposes, except as is otherwise specifically provided by the General Corporations Law, is vested exclusively in the holders of the Class A Common Stock. The holders of the Class B Non-Voting Common Stock shall not be entitled to, and expressly waive (i) any right to vote the Class B Non-Voting Common Stock at elections for Directors, or on any question or for any purpose whatsoever, except as is otherwise specifically provided by the General Corporations Law, and (ii) the right to participate in any meeting of stockholders unless matters are to be voted upon at such meeting upon which the holders of Class B Non-Voting Common Stock are entitled to vote pursuant to the specific provisions of the General Corporations Law.

(c) Automatic Conversion of Class B Non-Voting Common Stock into Class A Common Stock.

1. At any time immediately prior to or after the closing of a Qualified Public Offering, at the election of the Board, each share of Class B Non-Voting Common Stock outstanding as of immediately prior to such election by the Board shall automatically convert into one share of Class A Common Stock, subject to adjustments as determined by the Board for stock dividends, stock splits or stock combinations (an “Automatic Conversion”). The Board’s election to cause the Automatic Conversion shall require the approval of (i) a majority of the entire Board and (ii) for so long as any Principal Stockholder’s Proportionate Percentage is at least 20%, at least one Director nominated by such Principal Stockholder. At the request of the Initial Requesting Holder in connection with an Initial Demand Registration, if (A) it is necessary to comply with the rules and regulations of any applicable Self-Regulatory Organization or (B) if the managing and lead underwriters, in their reasonable judgment, determine that it is advisable and inform the Initial Requesting Holder and the Corporation of such determination, the Corporation will cause an Automatic Conversion.

2. In order to effectuate an Automatic Conversion, each holder of shares of Class B Non-Voting Common Stock shall surrender, to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates duly endorsed for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Class A Common Stock to which such holder is entitled. Following the Board’s election to effectuate an Automatic Conversion, until such time as a holder of shares of Class B Non-Voting Common Stock shall surrender his, her or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Class A Common Stock to which such holder shall be entitled upon the surrender thereof and shall be deemed to have all of the rights, privileges, qualifications, restrictions and limitations of shares of Class A Common Stock.

(d) Optional Conversion of Class B Non-Voting Common Stock into Class A Common Stock.

1. At any point in time, in connection with (i) any sale, occurring simultaneously with or after a Qualified Public Offering, (A) pursuant to Rule 144 under the Securities Act or (B) in the manner described by the provisions of Rule 144(f) under the

Securities Act, other than an offering relating to employee incentive plans or (ii) the exercise of piggyback registration rights in accordance with the terms and conditions set forth in the Stockholder Agreement, a holder of outstanding shares of Class B Non-Voting Common Stock may elect to convert each share of Class B Non-Voting Common Stock to be sold by such stockholder into one share of Class A Common Stock, subject to adjustments as determined by the Board for stock dividends, stock splits or stock combinations. At the time of the consummation of a Tag-Along Transaction involving the Transfer of a majority of the Class A Shares then outstanding in which both Principal Stockholders or Affiliates of each of them are selling Class A Shares, the Tag-Along Offeror may elect to convert each share of Class B Non-Voting Common Stock acquired or to be acquired by it in connection with such Tag-Along Transaction into one share of Class A Common Stock, subject to adjustments as determined by the Board for stock dividends, stock splits or stock combinations. A conversion pursuant to this Section 4.3(d) is referred to as an “Optional Conversion”. In order to exercise an Optional Conversion, a holder of outstanding shares of Class B Non-Voting Common Stock (or, in the case of a Tag-Along Transaction, the Tag-Along Offeror) shall provide written notice to the Corporation identifying the number of shares of Class B Non-Voting Common Stock to be converted. Upon the Corporation’s receipt of such written notice (or, in the case of a Tag-Along Transaction, upon consummation thereof), each share of Class B Non-Voting Common Stock identified in the notice shall immediately and automatically convert as set forth above.

2. In order to effectuate an Optional Conversion, shares of Class B Non-Voting Common Stock shall be surrendered, to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates duly endorsed for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder (or, in the case of a Tag-Along Transaction, the Tag-Along Offeror) a certificate or certificates for the number of whole shares of Class A Common Stock to which such holder (or, in the case of a Tag-Along Transaction, the Tag-Along Offeror) is entitled. Following the exercise of an Optional Conversion, until such time as the applicable certificates shall be surrendered as provided above, such certificates shall be deemed to represent the shares of Class A Common Stock into which such shares of Class B Non-Voting Common Stock shall be converted into and shall be deemed to have all of the rights, privileges, qualifications, restrictions and limitations of shares of Class A Common Stock.

(e) Reservation of Class A Common Stock. So long as any shares of Class B Non-Voting Common Stock remain outstanding, the Corporation shall at all times reserve and keep available, from its authorized and unissued Class A Common Stock solely for issuance and delivery upon the conversion of the shares of Class B Non-Voting Common Stock and free of preemptive rights, such number of shares of Class A Common Stock as from time to time shall be issuable upon the conversion in full of all outstanding shares of Class B Non-Voting Common Stock. The Corporation shall further, from time to time, take all steps necessary to increase the authorized number of shares of its Class A Common Stock if at any time the authorized number of shares of Class A Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Class A Common Stock then deliverable upon the conversion in full of all outstanding shares of Class B Non-Voting Common Stock.

(f) Dividends and Other Distributions. Dividends shall be paid in accordance with the General Corporations Law. Subject to the rights of the holders of Preferred Stock, if any, as provided in the General Corporations Law, this Certificate (as amended from time to time) or any resolution or resolutions approved thereon by the Board in connection with the issuance of Preferred Stock (any such resolution or resolution of the Board being subject to the prior approval of at least one Director nominated by each Principal Stockholder whose Proportionate Percentage is 10% or more and who has the right to nominate a Director pursuant to Section 2 of the Stockholder Agreement), the record holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and distributions.

(g) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, subject to the rights of holders of Preferred Stock, if any, in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(h) Rights, Powers, Restrictions and Limitations. As required by the General Corporations Law, while the Corporation is entitled to issue more than one class of stock or more than one series of any class, any information consisting of the number of shares, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions with respect to the issuance of any class or series of stock as approved by resolution or resolutions of the Board shall either be entered in full or summarized on the face or back of the certificate or certificates issued by the Corporation to represent such stock, or a statement to the effect that the Corporation will provide, without charge to each stockholder who so requests, a list of such powers, designations, preferences, limitations or restrictions shall be inserted therein.

ARTICLE V

PREEMPTIVE RIGHTS

Section 5.1 General.

(a) If the Corporation proposes to issue or incur, as applicable, any (A) equity securities, (B) debt securities or other Indebtedness, (C) securities convertible into or exercisable or exchangeable for equity or debt securities or other Indebtedness or (D) other securities, other than Excluded Securities (the “Offered Securities”), the Corporation shall deliver to each Principal Stockholder and its applicable Partial Rights Transferees a written notice (which notice shall state the number or amount of the Offered Securities proposed to be issued, the purchase price therefor and any other material terms or conditions of the proposed Offered Securities and of their issuance or incurrence, as applicable, including any linked or grouped securities that comprise Offered Securities) of such issuance or incurrence, as applicable (the “Preemptive Offer Notice”) at least ten Business Days prior to the date of the proposed issuance (the period beginning on the date that the Preemptive Offer Notice is delivered to the Principal Stockholders and applicable Partial Rights Transferees and the date that is ten Business Days following such date being the “Preemptive Offer Period”).

(b) Each Principal Stockholder and applicable Partial Rights Transferees shall have the option, exercisable at any time during the Preemptive Offer Period by delivering a written notice to the Corporation (a “Preemptive Offer Acceptance Notice”), (A) to subscribe for the number or amount of such Offered Securities up to its Proportionate Percentage (excluding for the purposes of this calculation Common Stock beneficially owned by stockholders who are not Principal Stockholders or their applicable Partial Rights Transferees) of the total number or amount of Offered Securities proposed to be issued and (B) in the case of Offered Securities that are not debt securities or other Indebtedness, to offer to subscribe for up to its Proportionate Percentage (excluding for the purposes of this calculation shares of Common Stock beneficially owned by stockholders of Common Stock who are not Subscribing Preemptive Rights Holders) of the Offered Securities not subscribed for by the other Principal Stockholders or their applicable Partial Rights Transferees (as further described below). In the case of Offered Securities that are not debt securities or other Indebtedness, any Offered Securities not subscribed for by a Principal Stockholder or applicable Partial Rights Transferees shall be deemed to be re-offered to and accepted by each of the other Principal Stockholders and applicable Partial Rights Transferees that has exercised its option specified in clause (B) of the immediately preceding sentence (each a “Subscribing Preemptive Rights Holder”), with respect to the lesser of (x) the amount specified in such Subscribing Preemptive Rights Holder’s Preemptive Offer Acceptance Notice and (y) an amount equal to the Offered Securities not subscribed for by the Principal Stockholders and applicable Partial Rights Transferees who are not Subscribing Preemptive Rights Holders. Such deemed re-offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated until either (1) all of the Offered Securities are accepted by the Principal Stockholders and applicable Partial Rights Transferees or (2) no Principal Stockholders or applicable Partial Rights Transferees desire to subscribe for more Offered Securities. The Corporation shall notify each Subscribing Preemptive Rights Holder within five Business Days following the expiration of the Preemptive Offer Period of the number or amount of Offered Securities that such Subscribing Preemptive Rights Holder has subscribed to purchase.

(c) If Preemptive Offer Acceptance Notices are not given by the Principal Stockholders and applicable Partial Rights Transferees for all the Offered Securities, the Corporation may issue the part of such Offered Securities as to which Preemptive Offer Acceptances Notices have not been given by the Principal Stockholders and their applicable Partial Rights Transferees (the “Refused Securities”) to any other Person (a “New Investor”) in accordance with the terms and conditions set forth in the Preemptive Offer Notice. Any Refused Securities not purchased by one or more New Investors in accordance with this Section 5.1 within 60 days after the expiration of the Preemptive Offer Period may not be sold or otherwise disposed of until they are again offered to the Principal Stockholders under the procedures specified in this Section 5.1.

Section 5.2 Excluded Securities. The rights under this ARTICLE V shall not apply to the following securities issued by the Corporation at any time in compliance with the Stockholder Agreement (the “Excluded Securities”):

(a) shares of Class A Common Stock issued upon the conversion of any shares of Class B Non-Voting Common Stock in accordance with the terms thereof;

(b) non-voting securities, including any options, warrants or other securities convertible into or exercisable or exchangeable for any non-voting securities, issued pursuant to the Management Long-Term Compensation Plan, in an aggregate amount (inclusive of any such securities that have been converted into, exercised or exchanged for voting securities) at any time outstanding not to exceed 7.5% (on an as converted, exercised or exchanged basis) of the Corporation’s outstanding Common Stock as of the date hereof (taking into account any stock dividends or distributions, stock splits, reclassifications, recapitalizations or other subdivisions or combinations of such Common Stock);

(c) Common Stock issued as a dividend on Common Stock or upon any stock split;

(d) securities issued in connection with a consolidation, merger, purchase of all or substantially all of the assets or similar transaction involving the Corporation or any of its Subsidiaries, and a business entity that is not an Affiliate (disregarding clauses (i)(y) and (ii) of the definition of such term) of the Corporation or one of the Principal Stockholders, in each case to the extent that such transaction is conducted in compliance with the Stockholder Agreement;

(e) with the approval of a majority of the Board and, for so long as any Principal Stockholder’s Proportionate Percentage is at least 5%, the approval of at least one Director nominated by such Principal Stockholder (to the extent such Principal Stockholder has the right to nominate a Director pursuant to Section 2 of the Stockholder Agreement), securities issued as an equity kicker to one or more Persons to whom the Corporation or one or more of its Subsidiaries is becoming Indebted in connection with the incurrence of such Indebtedness by the Corporation or any of its Subsidiaries, provided that such incurrence otherwise occurs in compliance with the Stockholder Agreement, and provided further that (A) to the extent any Principal Stockholder or Partial Rights Transferee exercises its Preemptive Rights to such Indebtedness, it shall be entitled to Preemptive Rights pursuant to this ARTICLE V (without respect to this Section 5.2(e)) with respect to such securities issued as an equity kicker) and (B) the effect of such issuance does not discriminate against any Principal Stockholder (including by having a different adverse impact on any Principal Stockholder based on such Principal Stockholder’s identity or any of its attributes);

(f) with the approval of a majority of the Board and, for so long as any Principal Stockholder’s Proportionate Percentage is at least 5%, the approval of at least one Director nominated by such Principal Stockholder (to the extent such Principal Stockholder has the right to nominate a Director pursuant to Section 2 of the Stockholder Agreement), to the extent that the Corporation concludes that an issuance is appropriate and desirable and in order to further the business relationship with a customer of the Corporation or one of its Subsidiaries, Common Stock issued on customary terms to such customer, provided that such customer is not an Affiliate (disregarding clauses (i)(y) and (ii) of the definition of such term) of the Corporation or one of the Principal Stockholders, provided further that the effect of such issuance does not discriminate against any Principal Stockholder (including by having a different adverse impact on any Principal Stockholder based on such Principal Stockholder’s identity or any of its attributes); and

(g) securities issued upon the exercise, conversion or exchange of any options, warrants or any other derivative securities of the Corporation issued in compliance with (or not otherwise in violation of) this ARTICLE V.

Section 5.3 Termination. The rights set forth in this ARTICLE V shall terminate immediately prior to the consummation of a Qualified Public Offering.

Section 5.4 Treasury Stock. For the avoidance of doubt, the Transfer (other than to a wholly owned Subsidiary of the Corporation) by the Corporation or any of its Subsidiaries of any security issued by the Corporation shall be deemed to be an issuance of such security by the Corporation for the purposes of this Certificate.

Section 5.5 Certain Debt Issuances. Notwithstanding anything to the contrary set forth in this ARTICLE V, if the managing underwriters for an offering of debt securities or the lead arrangers for issuances of bank or other Indebtedness by the Corporation advise the Corporation in writing that in their opinion the availability of Preemptive Rights to the Principal Stockholders and their Partial Rights Transferees would significantly jeopardize the success of such offering or debt raising (including by adversely affecting the terms on which such debt securities or Indebtedness could be issued or incurred, as applicable), then the Corporation shall provide notice of such opinion in the Preemptive Rights Notice and no Principal Stockholder or Partial Rights Transferee shall have any such Preemptive Rights pursuant to Section 5.1 with respect to such offering or incurrence of debt securities or Indebtedness; provided, however, that, the Principal Stockholders may participate in such offering or debt raising to the extent permitted under Section 8(f) of the Stockholder Agreement.

ARTICLE VI

DIRECTORS

Section 6.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporations Law, this Certificate, any Bylaws adopted by the stockholders and the Stockholder Agreement (including but not limited to Section 3(c) thereof); provided, however, that, no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 6.2 Election, Removal and Replacement. Unless and except to the extent that the Bylaws shall so require, the election of Directors need not be by written ballot. Directors may be elected, removed and/or replaced only in compliance with the provisions set forth in the Stockholder Agreement.

Section 6.3 Number of Directors. The Board shall consist of nine Directors.

ARTICLE VII

BYLAWS

The Bylaws may be adopted, amended, altered or repealed only by (a) the affirmative vote of the holders holding at least a majority of the Class A Common Stock and (b) for so long as any Principal Stockholder beneficially owns, together with its Affiliates, at least 10% of the Class A Common Stock then outstanding, the written consent of such Principal Stockholder.

ARTICLE VIII

CORPORATE OPPORTUNITIES

If any Director nominated by a Principal Stockholder or Partial Rights Transferee (other than a Management Director) or Holder (other than a Management Holder) (i) acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its Subsidiaries could have an interest or expectancy (a “Competitive Opportunity”) or (ii) otherwise is then exploiting any Competitive Opportunity, neither the Corporation nor any of its Subsidiaries will have any interest in, or expectation that, such Competitive Opportunity be offered to it. Any such interest or expectation is hereby renounced so that such Director or stockholder shall (x) have no duty to communicate or present such Competitive Opportunity to the Corporation or any of its Subsidiaries and (y) have the right to either hold any such Competitive Opportunity for such Director’s or stockholder’s own account and benefit or to recommend, assign or otherwise transfer such Competitive Opportunity to Persons other than the Corporation or any Subsidiary of the Corporation. For the avoidance of doubt, in no event shall Apollo, Popular or any of their respective Affiliates be deemed to be either a Management Director or Management Holder for purposes of this ARTICLE VIII.

ARTICLE IX

LIMITATION OF DIRECTOR LIABILITY;

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 9.1 Limitation of Director Liability. To the fullest extent that the General Corporations Law or any other law of Puerto Rico as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a Director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporations Law or any other law of Puerto Rico as the same exists or is hereafter amended. Any repeal, modification or amendment of this Section 9.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 9.1, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of Directors) and shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 9.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the General Corporations Law or any other applicable law of Puerto Rico, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was an incorporator, agent, resident agent, Director or officer of the Corporation or, while an incorporator, agent, resident agent, Director or officer of the Corporation, is or was serving at the request of the Corporation as an incorporator, resident agent, Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent, or in any other capacity while serving as a Director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees and expenses, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person (i) did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Corporation, and (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. The right to indemnification conferred by this Section 9.2 shall include the right to be paid by the Corporation for the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending, testifying or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the General Corporations Law requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights, and such rights shall continue as to an indemnitee who has ceased to be an incorporator, agent, resident agent, Director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested Directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto) and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) The Corporation hereby acknowledges that an indemnitee may have certain rights to indemnification, insurance and/or advancement of expenses provided by one or more Persons who employ such indemnitee or of which such indemnitee is a partner or member or with such Persons’ respective affiliated investment funds, managed funds and management companies, if applicable, or such Persons’ respective affiliates (collectively, the “Secondary Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort—meaning that, its obligations under this Section 9.2 are primary and any obligation of the Secondary Indemnitors to advance expenses and provide indemnification for the same expenses and liabilities incurred by any such indemnitee are secondary, (ii) that it shall be required to advance the full amount of expenses incurred by any such indemnitee and shall be liable for the full amount of any losses, claims, damages, liabilities and expenses (including, without limitation, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by this Certificate, the Bylaws or any other agreement between the Corporation and such indemnitee, without regard to any rights that such indemnitee may have against the Secondary Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims that it has or may have against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Secondary Indemnitors shall affect the foregoing and that the Secondary Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such indemnitee against the Corporation. The Corporation and each indemnitee agree that Secondary Indemnitors are express third-party beneficiaries of this Section 9.2.

ARTICLE X

STOCKHOLDER RIGHTS PLAN

Notwithstanding anything in this Certificate or the Stockholder Agreement to the contrary, the adoption of any stockholder rights plan, rights agreement or any other form of “poison pill” that is designed to or has the effect of making an acquisition of large holdings of the Corporation’s Common Stock more difficult or expensive (“Stockholder Rights Plan”) or the amendment of any such Stockholder Rights Plan that has the effect of extending the term of a Stockholder Rights Plan or any rights or options provided thereunder, shall require the affirmative vote of (i) a majority of the entire Board and (ii) for so long as any Principal

Stockholder’s Proportionate Percentage is at least 5%, at least one Director nominated by such Principal Stockholder.

ARTICLE XI

DURATION

This Certificate will become effective upon the filing date. The term of existence of the Corporation will be perpetual.

ARTICLE XII

SEVERABILITY

If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Certificate (including, without limitation, each portion of the paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each portion of the paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE XIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate by (a) the affirmative vote of the stockholders holding at least a majority of the Class A Common Stock then outstanding and (b) (1) prior to the initial Qualified Public Offering, for so long as any Principal Stockholder beneficially owns, together with its Affiliates, at least 10% of the Class A Common Stock then outstanding, the written consent of such Principal Stockholder and (2) following the initial Qualified Public Offering, for so long as any Principal Stockholder beneficially owns, together with its Affiliates, at least 20% of the Class A Common Stock then outstanding, the written consent of such Principal Stockholder, and except as set forth in ARTICLE VIII, all rights, preferences and privileges herein conferred upon stockholders, Directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

ARTICLE XIV

CONFLICT WITH STOCKHOLDER AGREEMENT

The Corporation is a party to the Stockholder Agreement and governed by the provisions thereof. To the extent that the terms of this Certificate and the terms of the Stockholder Agreement are inconsistent, the terms of the Stockholder Agreement shall control.

ARTICLE XV

DEFINITIONS

Defined terms in this Certificate, and in the Appendices and Annexes to this Certificate, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Appendix A. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Certificate and the Appendices and Annexes hereto.

IN WITNESS WHEREOF, the undersigned, for the purpose of forming a corporation pursuant to the General Corporations Law, hereby swears that the facts herein stated are true, this 13th day of April, 2012.

/s/ Thelma Rivera
Thelma Rivera, Incorporator

Certificate of Incorporation of Carib Latam Holdings, Inc.

Appendix A

In this Appendix, and in this Certificate and the Annexes hereto, the following terms shall have the meanings assigned below, and the terms listed in the chart below shall have the meanings assigned to them in the Section of this Certificate set forth opposite of such term.

Term:	Section:

Automatic Conversion	Section 4.3(c)1

Board	Section 4.2

Bylaws	Section 6.1

Certificate	Preamble

Class A Common Stock	Section 4.1

Class B Non-Voting Common Stock	Section 4.1

Common Stock	Section 4.1

Competitive Opportunity	ARTICLE VIII

Corporation	ARTICLE I

Excluded Securities	Section 5.2

General Corporations Law	Preamble

indemnitee	Section 9.2(a)

New Investor	Section 5.1(c)

Offered Securities	Section 5.1(a)

Optional Conversion	Section 4.3(d)1

Preemptive Offer Acceptance Notice	Section 5.1(b)

Preemptive Offer Notice	Section 5.1(a)

Preemptive Offer Period	Section 5.1(a)

Preferred Stock	Section 4.1

Preferred Stock Designation	Section 4.2

proceeding	Section 9.2(a)

Refused Securities	Section 5.1(c)

Secondary Indemnitors	Section 9.2(e)

Stockholder Rights Plan	ARTICLE X

Subscribing Preemptive Rights Holder	Section 5.1(b)

Appendix A

“Adoption Agreement” means an Adoption Agreement in the form attached as Exhibit A to the Stockholder Agreement.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such Person. Notwithstanding the foregoing, (i) with respect to Apollo, the term “Affiliate” shall (x) include any investment fund with respect to which Apollo Global Management LLC or its Controlled Affiliates (including its and their respective successors) are the sole, or if not sole, primary investment managers and, subject to clause (y) below, each of their Subsidiaries and (y) not include portfolio companies of Apollo Global Management LLC or its Controlled Affiliates and, (ii) with respect to Popular (to the extent that at the time of determination it is engaged in a private equity or similar business), the term “Affiliate” shall not include portfolio companies of Popular or its Controlled Affiliates.

“Apollo” means AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands.

“Assignment in Part” has the meaning ascribed to such term in Section 10 of the Stockholder Agreement.

“Assignment in Whole” has the meaning ascribed to such term in Section 10 of the Stockholder Agreement.

“beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act, except that in calculating the beneficial ownership of any stockholder, such stockholder shall be deemed to have beneficial ownership of all securities that such stockholder has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event. Notwithstanding the foregoing, no Principal Stockholder shall be deemed to beneficially own any Common Stock beneficially owned by another Person who is not a Controlled Affiliate of such Principal Stockholder’s Ultimate Parent Entity (disregarding solely for the purposes of determining Common Stock beneficially owned by such Person (i) application of this sentence to any Common Stock that has been Transferred (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such Common Stock) to such Person in compliance with this Agreement and (ii) any Group Common Stock with respect to such Person), including without limitation, another Principal Stockholder or any Partial Rights Transferee, in either case, that is not a Controlled Affiliate of such Principal Stockholder’s Ultimate Parent Entity.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or San Juan, Puerto Rico are authorized or obligated by Law or executive order to close.

“Change of Control” means, with respect to any Person, any:

(i) merger, consolidation or other business combination of such Person (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of such Person’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries that results in the stockholders of such Person (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions (or, in the case of the Corporation, the Principal Stockholders and the Controlled Affiliates of their respective Ultimate Parent Entities), holding, directly or indirectly, less than 50% of the voting power of such Person (or such Subsidiary or Subsidiaries) or any successor, other entity or the surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions, provided that for the purpose of the second sentence of Section 3(c) of the Stockholder Agreement, this clause (i) shall not be deemed applicable to any merger, consolidation or other business combination, if, as a result of any such merger, consolidation or other business combination, no Person or Group of Persons shall have obtained “control” of Popular, as such term is defined under the Bank Holding Company Act of 1956;

(ii) Transfer (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such equity), in one or a series of related transactions, of equity representing 50% or more of the voting power of such Person (or any Subsidiary or Subsidiaries of such Person that alone or together represent all or substantially all of such Person’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries to a Person or Group of Persons (other than, in the case of the Corporation, a Transfer of such equity to Apollo’s Ultimate Parent Entity or any of its Controlled Affiliates or Popular or any of its Controlled Affiliates);

(iii) transaction in which a majority of the board of directors or equivalent governing body of such Person (or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of such Person (or such successor or other entity) immediately prior to such transaction (or, in the case of the Corporation, are not designees of Apollo or Popular (or their respective Affiliates)) except, with respect to the Corporation, (X) resulting from the compliance, at the time of the Initial Public Offering, with the listing requirements, listed company manual or similar rules or regulations of the securities exchange on which the Corporation’s equity securities will be listed pursuant to its Initial Public Offering, (Y) if a majority of the Board is not “independent” under the rules of the applicable securities exchange on the date following such Initial Public Offering upon which the Corporation first ceases to be a “controlled company” (or similar status) under the rules and regulations of such exchange, resulting from compliance with the rules and regulations of such exchange that first apply upon the Corporation ceasing to be a “controlled company” (or similar status) or (Z) the loss of directors pursuant to Section 2 of the Stockholder Agreement that does not result in another Person or Group of Persons having the right or ability to appoint a majority of the Board as a result of such transaction; provided, that, for the avoidance of doubt, this clause (Z) shall only apply to the resignation and initial replacement of such directors and not to any subsequent replacement of such directors (whether in connection with another transaction or otherwise); or

(iv) sale or other disposition in one or a series of related transactions of all or substantially all of the assets of such Person and its Subsidiaries (or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries).

“Complete Rights Transferee” means (i) any Person to whom Apollo or Popular, as the case may be, (A) Transfers 80% or more of the Common Stock held by it and its Affiliates as of the date of September 30, 2010 and (B) has made or is making an Assignment in Whole and (ii) any Person to whom a Complete Rights Transferee (A) Transfers 100% of the Common Stock acquired by such Complete Rights Transferee in connection with an Assignment in Whole pursuant to which such Complete Rights Transferee became a Complete Rights Transferee and (B) has made or is making an Assignment in Whole; provided, that, in each case, such Transferee (x) has acquired such Common Stock in one or more Transfers of Common Stock which are in compliance with the terms and conditions of the Stockholder Agreement, including the requirements set forth in Section 4 of the Stockholder Agreement and (y) has executed and delivered an Adoption Agreement to each party to the Stockholder Agreement.

“Control,” and its correlative meanings, “Controlling” and “Controlled,” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Director” means a member of the Board.

“Encumbrances” means any direct or indirect encumbrances, lien, pledge, security interest, claim, charges, option, right of first refusal or offer, mortgage, deed of trust, easement or any other restriction or third-party right, including restrictions on the right to vote equity interests.

“ERISA” means the Employee Retirement Income Security Act, as amended.

“Government Entity” means any federal, national, supranational, state, provincial, Commonwealth, local or foreign or similar government, governmental subdivision, regulatory or administrative body or other governmental or quasi-governmental agency, tribunal, commission, court, judicial or arbitral body or other entity with competent jurisdiction.

“Group Common Stock” means any Common Stock beneficially owned by a Person solely as a result of the Stockholder Agreement and, for the avoidance of doubt, that have not been Transferred to such Person’s Ultimate Parent Entity or any of its Controlled Affiliates.

“Group of Persons” means a group of Persons that would constitute a “group” as determined pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Holders” and “stockholders” mean the holders of Common Stock who are parties to the Stockholder Agreement as set forth in Schedule I to the Stockholder Agreement, as the same may be amended or supplemented from time to time.

“Indebtedness” and its correlative meaning, “Indebted,” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments.

“Initial Public Offering” means the consummation of an initial underwritten public offering of Common Stock pursuant to an effective registration statement filed by the Corporation with the Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act.

“Initial Requesting Holder” has the meaning ascribed to such term in Section 5(a) of the Stockholder Agreement.

“Law” means any federal, national, supranational, state, provincial, Commonwealth of Puerto Rico, local or foreign or similar law, statute, ordinance, rule, regulation, code, order, writ, judgment, injunction, directive, guideline or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).

“Management Director” means a Director of the Corporation that is also the individual holding the office of Chief Executive Officer of the Corporation from time to time.

“Management Holder” means stockholders who are employed by, or serve as consultants or directors, to the Corporation or any of its Subsidiaries; provided, that, in no event shall Apollo, Popular or any of their respective Affiliates be deemed a Management Holder.

“Management Long-Term Compensation Plan” means the Management Long-Term Compensation Plan adopted by EVERTEC, Inc. or the Corporation, as it may be amended or supplemented from time to time.

“Non-Controlled Public Entity” means a Person that has equity securities listed on a national stock exchange and which the Affiliates of such Person do not beneficially own securities representing the majority of the voting power to elect the members of the board of directors or other governing body of such Person.

“Partial Rights Transferee” means (i) any Person to whom a Principal Stockholder (A) Transfers 20% or more of the Common Stock held by Apollo or Popular as of the date of this Agreement and (B) has made or is making an Assignment in Part and, except as set forth in Section 10(d) to the Stockholder Agreement, solely to the extent of such Assignment in Part and (ii) any Person to whom a Partial Rights Transferee (A) Transfers 100% of the Common Stock acquired by such Partial Rights Transferee in connection with the Assignment in Part pursuant to which such Partial Rights Transferee became a Partial Rights Transferee and (B) has made or is making an Assignment in Part of all rights assigned to such Partial Rights Transferee and, except as set forth in Section 10(d) to the Stockholder Agreement, solely to the extent of such Assignment in Part; provided, that, in each case, (x) such Transferee (1) has acquired such Common Stock in one or more Transfers of Common Stock that are in compliance with the terms and conditions of this Agreement, including the requirements set forth in Section 4 of the Stockholder Agreement and (2) has agreed in writing to comply with the terms and conditions of this Agreement applicable to Partial Rights Transferees, (y) in the case of an Assignment in Part by a Principal Stockholder involving the assignment of a 5% Board Right or 10% Board Right (in each case as defined in the Stockholder Agreement), such Principal Stockholder shall not make such Assignment in Part unless it and such Transferee have agreed (and set forth such agreement in the Adoption Agreement entered into in connection with such Transfer) whether the Director(s) nominated by such Principal Stockholder or such Transferee shall resign from the Board in the event such Principal Stockholder loses its right under Section 2 to the Stockholder Agreement to nominate one or more Directors and (z) in the case of an Assignment in Part by a Partial Rights Transferee, such Partial Rights Transferee shall not make such Assignment in Part until such Transferee has agreed (and set forth such agreement in the Adoption Agreement entered into in connection with such Transfer) to be bound by the agreement in respect of the resignation of Directors set forth in clause (y) above between such Partial Rights Transferee and the Principal Stockholder who made the initial Assignment in Part giving rise to such rights.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Popular” means Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.

“Preemptive Rights” means the rights set forth in ARTICLE V of this Certificate.

“Principal Stockholder” means Apollo, Popular and each of their respective Complete Rights Transferees.

“Proportionate Percentage” means, with respect to any Person at the time of an event, a fraction (expressed as a percentage), the numerator of which is the total number of outstanding shares of Class A Common Stock beneficially owned by such Person’s Ultimate Parent Entity or any of its Controlled Affiliates, in each case at such time, and the denominator of which is the total number of outstanding shares of Class A Common Stock at such time.

“Qualified Public Offering” means an underwritten public offering of Common Stock by the Corporation pursuant to an effective registration statement filed by the Corporation with the Securities and Exchange Commission (other than on Form S-4 or S-8 or successors to such forms) under the Securities Act, pursuant to which the aggregate offering price of the Common Stock actually sold in such offering is at least $75 million.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means the FINRA, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the NYSE, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“SPV Affiliate” means, with respect to any Principal Stockholder, any Controlled Affiliate of such Principal Stockholder’s Ultimate Parent Entity whose direct or indirect interest in the Common Stock constitutes more than 30% (by value) of the equity securities portfolio of such Controlled Affiliate.

“Stockholder Agreement” means that certain Stockholder Agreement, dated as of April 17, 2012, by and among the Corporation, Apollo, Popular, Carib Holdings, Inc. and the other stockholders of the Corporation, as it may be amended or supplemented from time to time.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of Directors, managers, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Tag-Along Offeror” has the meaning ascribed to such term in Section 4(e) of the Stockholder Agreement.

“Tag-Along Right” has the meaning ascribed to such term in Section 4(e) of the Stockholder Agreement.

“Tag-Along Transaction” has the meaning ascribed to such term in Section 4(e) of the Stockholder Agreement.

“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other Encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law). Notwithstanding anything to the contrary set forth in the Stockholder Agreement, (i) each of (x) a Transfer of equity interests of Popular and (y) a Change of Control of Popular shall be deemed not to constitute a Transfer of any Common Stock beneficially owned by Popular; (ii) each of (x) a Transfer of equity interests of Apollo’s Ultimate Parent Entity or any of its Controlled Affiliates that is not an SPV Affiliate and (y) a Change of Control of Apollo’s Ultimate Parent Entity or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any Common Stock beneficially owned by Apollo’s Ultimate Parent Entity or such Controlled Affiliate, as applicable; and (iii) each of (x) a Transfer of equity interests of any Complete Rights Transferee’s Ultimate Parent Company or any of its Controlled Affiliates that is not an SPV Affiliate and (y) a Change of Control of any Complete Rights Transferee’s Ultimate Parent Company or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any Common Shares beneficially owned by such Complete Rights Transferee’s Ultimate Parent Company or such Controlled Affiliate, as applicable; provided, that, for the avoidance of doubt, subject to clause (i) above, any Change of Control of an SPV Affiliate shall be deemed to constitute a Transfer of the Common Stock beneficially owned by such SPV Affiliate.

“Transferee” means any Person to whom a stockholder has transferred Common Stock pursuant to a Transfer.

“Ultimate Parent Entity” means (i) with respect to Apollo, Apollo Global Management LLC and its successors, (ii) with respect to Popular, Popular and its successors and (iii) with respect to a Complete Rights Transferee, (x) the Person which (A)(i) Controls such Complete Rights Transferee or (ii) if no Person Controls such Complete Rights Transferee, the beneficial owner of a majority of the voting power of such Complete Rights Transferee and (B) is not itself Controlled by any other Person that is an Ultimate Parent Entity of such Complete Rights Transferee or (y) if no such Person exists, the Complete Rights Transferee; provided, that, with respect to determining an Ultimate Parent Entity (i) the Control of any entity by a natural person shall be disregarded and (ii) the Control of any Non-Controlled Public Entity by any Person shall be disregarded.